Exhibit 23.5

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Hudson Pacific Properties, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”), the Rosen Consulting Group Market Study prepared for Hudson Pacific Properties, Inc. (the “Market Study”) as an exhibit to the Registration Statement and the references to the Market Study wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary”, “Industry Background and Market Opportunity”, and “Experts” in the Registration Statement.

Dated: February 14, 2010

ROSEN CONSULTING GROUP

/s/ RANDALL SAKAMOTO
Name: Randall Sakamoto
Title: Senior Vice President